GUARANTEED DEATH BENEFIT RIDER

IN THIS RIDER "YOU" AND "YOUR" MEAN THE OWNER OF THE CONTRACT AT THE TIME AN OWNER'S RIGHT IS EXERCISED. FOR PURPOSES OF THIS RIDER, ANY REFERENCE TO "CONTRACT" WILL ALSO INCLUDE "CERTIFICATE".

In this Rider, "we" means AXA Equitable Life Insurance Company ("AXA
Equitable").

THIS RIDER'S BENEFIT

Provided the contract remains inforce, the death benefit at any time will be equal to the greater of:

(a) the Annuity Account Value as of the date of receipt of due proof of the Annuitant's death, any required instructions for the method of payment, information and forms necessary to effect payment or
(b) the Guaranteed Death Benefit as of the date of the Annuitant's death adjusted for any subsequent withdrawals and withdrawal charges.

Guaranteed Death Benefit

On the Contract Date, the Guaranteed Death Benefit is equal to the initial Contribution. Thereafter, the Guaranteed Death Benefit will be reset every [three years] on the Contract Date anniversary to the Annuity Account Value if greater than the previously established Guaranteed Death Benefit (adjusted for Contributions and Withdrawals), up to the date the Annuitant attains age [85]. Additional Contributions will increase the current Guaranteed Death Benefit on the Transaction Date by the dollar amount of the Contribution. Withdrawals will reduce the Guaranteed Death Benefit on a pro rata basis as of the Transaction Date. Reduction on a pro rata basis means that we calculate the percentage of your current Annuity Account Value that is being withdrawn and we reduce your current Guaranteed Death Benefit by that same percentage.

THE COST OF THIS RIDER

The charge for this benefit, as shown in the Data Pages, will be a percentage of the Annuity Account Value. This charge will be deducted on each Contract Date Anniversary on a pro rata basis from the Guaranteed Interest Option and the Variable Investment Options.

GENERAL PROVISIONS OF THIS RIDER

This Rider is part of the Contract. Its benefit is subject to all the terms of this Rider and the Contract.

This Rider is in effect if you elected it at issue of the Contract and may not be elected after issue. This Rider terminates only when the Contract terminates.

AXA EQUITABLE LIFE INSURANCE COMPANY
[
/s/ Christopher M. Condron             /s/ Karen Field Hazin
-------------------------------------  -----------------------------------------
Christopher M. Condron                 Karen Field Hazin, Vice President,
President and Chief Executive Officer  Secretary and Associate General Counsel ]